Exhibit 10.9
HMN FINANCIAL, INC.
2001 OMNIBUS STOCK PLAN
Restricted Stock Agreement

Name of Employee:

No. of Shares Covered:	Date of Issuance:

Vesting Schedule pursuant to Section 4:

Vesting Date(s)	No. of Shares Which Become Vested as of Such Date

This is a Restricted Stock Agreement (“Agreement”) between HMN Financial, Inc., a Delaware corporation (the “Company”), and the above-named employee of the Company (the “Employee”).
Recitals
     WHEREAS, the Company maintains the HMN Financial, Inc. 2001 Omnibus Stock Plan (the “Plan”);
     WHEREAS, the Board of Directors of the Company has appointed the Compensation Committee (the “Committee”) with the authority to determine the awards to be granted under the Plan; and
     WHEREAS, the Committee or its designee has determined that the Employee is eligible to receive an award under the Plan in the form of restricted stock and has set the terms thereof;
     NOW, THEREFORE, the Company and the Employee mutually agree as follows.

Terms and Conditions*

*	Unless the context indicates otherwise, terms that are not defined in this Agreement shall have the meaning set forth in the Plan as it currently exists or as it is amended in the future.

1.	Issuance of Restricted Shares.
(a)	Subject to the terms and conditions of this Agreement, the Company has granted to the Employee the number of Shares specified at the beginning of this Agreement. Such Shares are subject to the restrictions provided for in this Agreement and are referred to collectively as the “Restricted Shares” and each as a “Restricted Share.” The term “Restricted Shares” also refers to all securities received by the Employee in replacement of or in connection with the Restricted Shares acquired hereby pursuant to a recapitalization, reclassification, stock dividend, stock split, stock combination or other relevant event.

(b)	Each Restricted Share will be registered, as a share subject to transfer restrictions and forfeiture, in the name of the Employee on the stock register maintained by the transfer agent of the Company (the “Transfer Agent”), and upon the written request of the Employee, will be evidenced by a duly issued stock certificate (which may represent more than one Restricted Share). The Employee will have all rights of a stockholder of the Company with respect to each Restricted Share (including the right to receive dividends and other distributions, if any). However, all restrictions provided for in this Agreement will apply to each Restricted Share and to any other securities distributed with respect to such Restricted Share. No Restricted Share may be sold, transferred, pledged, hypothecated or otherwise encumbered or disposed of until such Restricted Share has vested in the Employee in accordance with all terms and conditions of this Agreement. Each Restricted Share will remain restricted and subject to forfeiture to the Company unless and until such Restricted Share has vested in the Employee in accordance with all of the terms and conditions of this Agreement. Any stock certificate evidencing any Restricted Share may contain such legends and stock transfer instructions or limitations as may be determined or authorized by the Company in its sole discretion. The Company may, in its sole discretion, retain custody of any such certificate throughout the period during which any restrictions are in effect and require, as a condition to issuing any such certificate, that the Employee tender to the Company a stock power duly executed in blank relating to such custody.
2.	Forfeiture and Transfer Restrictions.
(a)	Forfeiture. If (i) the Employee’s employment with the Company, or a parent or subsidiary thereof, is terminated for any reason, whether by the Company with or without cause, voluntarily or involuntarily by the Employee or otherwise, or (ii) the Employee attempts to transfer or otherwise dispose of any of the Restricted Shares or the Restricted Shares become subject to attachment or any similar involuntary process, in violation of this Agreement, then any Restricted Shares that have not previously vested will be forfeited by the Employee to the Company, the Employee will thereafter have no right, title or interest whatsoever in such Restricted Shares. The Company unilaterally may instruct the Transfer Agent to adjust the stock register of the Company to reflect the forfeiture of any Restricted Shares. If the

Company does not have custody of any and all certificates representing Restricted Shares so forfeited, the Employee must immediately return to the Company any and all certificates representing Restricted Shares so forfeited. Additionally, the Employee must deliver to Company a stock power duly executed in blank relating to any and all certificates representing Restricted Shares forfeited to the Company in accordance with the previous sentence or, if such stock power has previously been tendered to the Company, the Company will be authorized to deem such previously tendered stock power delivered, and the Company will be authorized to cancel any and all certificates representing Restricted Shares so forfeited and issue and deliver to the Employee a new certificate for any Shares which vested prior to forfeiture. For purposes of this Agreement, neither the transfer of the Employee between any combination of the Company and its Affiliates, nor a leave of absence granted to the Employee by the Company, shall be deemed a termination of employment.

(b)	Limitation on Transfer. Until such time as the Restricted Shares have become vested under Section 3 of this Agreement, the Employee shall not transfer the Restricted Shares and the Restricted Shares shall not be subject to pledge, hypothecation, execution, attachment or similar process. Any attempt to assign, transfer, pledge, hypothecate or otherwise dispose of any Restricted Shares contrary to the provisions hereof, and any attempt to levy any attachment or pursue any similar process with respect to them, shall be null and void.
3.	Vesting. The Restricted Shares shall cease to be subject to forfeiture under Section 2 hereof in the numbers and on the dates specified in the vesting schedule at the beginning of this Agreement; provided, however, that the Restricted Shares shall immediately cease to be subject to forfeiture under Section 2 hereof upon the occurrence of a “Fundamental Change” (as such term is defined in the Plan) with respect to the Company. Restricted Shares that have so ceased to be subject to forfeiture are sometimes referred to as “vested” or as “Vested Shares” in this Agreement.

Death or Disability. If the Employee’s employment with the Company or an Affiliate terminates because of death or disability, the number of shares that are subject to forfeiture under this Agreement shall be prorated for the portion of the term of this award during which the Participant was employed by the Company and its Affiliates, and, with respect to such Restricted Shares, shall be Vested Shares. Any Restricted Shares which do not become vested under the preceding sentence shall terminate at the date of the Employee’s termination of employment and such Restricted Shares shall be forfeited to the Company.

4.	Stockholder Rights. As of the date of issuance specified at the beginning of this Agreement, the Employee shall have all of the rights of a stockholder of the Company with respect to the Restricted Shares, except as otherwise specifically provided in this Agreement.

5.	Tax Withholding. The parties hereto recognize that the Company or a subsidiary of the Company may be obligated to withhold federal and state taxes or other taxes upon the vesting of the Restricted Shares, or, in the event that the Employee elects under Code Section

83(b) to report the receipt of the Restricted Shares as income in the year of receipt, upon the Employee’s receipt of the Restricted Shares. The Employee agrees that, at such time, if the Company or a subsidiary is required to withhold such taxes, the Employee will promptly pay, in cash upon demand to the Company or the subsidiary having such obligation, such amounts as shall be necessary to satisfy such obligation. The Employee further acknowledges that the Company has directed the Employee to seek independent advice regarding the applicable provisions of the Code, the income tax laws of any municipality, state or foreign country in which the Employee may reside, and the tax consequences of the Employee’s death.

6.	Restrictive Legends and Stop-Transfer Orders.
(a)	Legends. Any certificate or certificates representing the Restricted Shares shall bear the following legend (as well as any legends required by applicable state and federal corporate and securities laws) noting the existence of the restrictions set forth in this Agreement:
“THE SHARES REPRESENTED BY THIS CERTIFICATE MAY BE TRANSFERRED ONLY IN ACCORDANCE WITH THE TERMS OF A RESTRICTED STOCK AGREEMENT BETWEEN THE COMPANY AND THE EMPLOYEE, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY.”
(b)	Stop-Transfer Notices. The Employee agrees that, in order to ensure compliance with the restrictions referred to herein, the Company may issue appropriate “stop transfer” instructions to its transfer agent, if any, and that, if the Company transfers its own securities, it may make appropriate notations to the same effect in its own records.

(c)	Refusal to Transfer. The Company shall not be required (i) to transfer on its books any Restricted Shares that have been sold or otherwise transferred in violation of any of the provisions of this Agreement or (ii) to treat as owner of the Restricted Shares or to accord the right to vote or pay dividends to any purchaser or other transferee to whom the Restricted Shares shall have been so transferred.
7.	Interpretation of This Agreement. All decisions and interpretations made by the Committee with regard to any question arising hereunder or under the Plan shall be binding and conclusive upon the Company and the Employee. If there is any inconsistency between the provisions of this Agreement and the Plan, the provisions of the Plan shall govern.

8.	Not Part of Employment Contract; Discontinuance of Employment. This Agreement awards restricted stock to the Employee, but does not impose any obligation on the Company to make any future grants or issue any future awards to the Employee or otherwise continue the participation of the Employee under the Plan. This Agreement shall not give the Employee a right to continued employment with the Company or any

Affiliate, and the Company or Affiliate employing the Employee may terminate his or her employment and otherwise deal with the Employee without regard to the effect it may have upon him or her under this Agreement

By executing this Agreement, the Employee expressly acknowledges the above.

9.	Interpretation of This Agreement. All decisions and interpretations made by the Committee with regard to any question arising hereunder or under the Plan shall be binding and conclusive upon the Company and the Employee. If there is any inconsistency between the provisions of this Agreement and the Plan, the provisions of the Plan shall govern.

10.	Binding Effect. This Agreement shall be binding in all respects on the heirs, representatives, successors and assigns of the Employee.

11.	Choice of Law. This Agreement is entered into under the laws of the State of Delaware and shall be construed and interpreted thereunder (without regard to its conflict-of-law principles).

12.	Entire Agreement. This Agreement and the Plan set forth the entire agreement and understanding of the parties hereto with respect to the issuance and sale of the Restricted Shares and the administration of the Plan and supersede all prior agreements, arrangements, plans, and understandings relating to the issuance and sale of these Restricted Shares and the administration of the Plan.

13.	Amendment and Waiver. Except as provided in the Plan, this Agreement may be amended, waived, modified, or canceled only by a written instrument executed by the parties or, in the case of a waiver, by the party waiving compliance.

14.	Acknowledgment of Receipt of Copy. By execution hereof, the Employee acknowledges having received a copy of the Plan.

15.	Section 409A. Notwithstanding anything in this Agreement to the contrary, any payments hereunder that would be subject to an additional or accelerated tax under Section 409A of the Code shall be deferred until the earliest date that such payments may be made without the imposition of such tax.

     IN WITNESS WHEREOF, the Employee and the Company have executed this Agreement as of the date of issuance specified at the beginning of this Agreement.

EMPLOYEE

HMN FINANCIAL, INC.

By

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